UNITEDSTATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant ☒

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement

[_]CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY

(AS PERMITTED BY RULE 14A-6(E)(2))

☒Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

FIRST NATIONAL LINCOLN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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[_]Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Proxy Statement • Page 1

LOGO OMITTED

March 23, 2007

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of First National Lincoln Corporation, which will be held at The Samoset Resort, 220 Warrenton Street, Rockport, Maine 04856, on Tuesday, April 24, 2007 at 11:00 a.m. Eastern Daylight Time. The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the matters to be considered and acted upon.

This year we will be fixing the number of Directors at ten, electing three Directors, and ratifying independent auditors. These matters are discussed in greater detail in the accompanying Proxy Statement. The Board of Directors unanimously recommends that you vote FOR each proposal. Your prompt completion and return of the proxy will be appreciated.

It is important that you be represented at the Annual Meeting, regardless of the number of shares that you own and whether or not you are able to attend the meeting in person.

Please take the time to review the material, mark, sign, date, and return the enclosed proxy in the envelope provided for your convenience.

If you have any questions about matters discussed in the Proxy Statement, please contact me at

207-563-3195 or 1-800-564-3195, extension 2010. Your continued support of First National Lincoln Corporation is sincerely appreciated.

Very truly yours,

/s/ DANIEL R. DAIGNEAULT

Daniel R. Daigneault

President and Chief Executive Officer

Proxy Statement • Page 2

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Proxy Statement • Page 3

FIRST NATIONAL LINCOLN CORPORATION

Post Office Box 940, 223 Main Street, Damariscotta, Maine 04543

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Tuesday, April 24, 2007

To the Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of First National Lincoln Corporation, the one-bank holding company of The First, N.A., will be held at The Samoset Resort, 220 Warrenton Street, Rockport, Maine 04856, on Tuesday, April 24, 2007 at 11:00 a.m. Eastern Daylight Time, for the following purposes:

•	To ratify the Board of Directors’ vote to fix the number of Directors at ten.
•	To elect as Directors of the Company the three (3) nominees listed in the enclosed Proxy Statement dated March 23, 2007, as noted.
•	To ratify the Audit Committee’s selection of Berry, Dunn, McNeil & Parker as independent auditors of the Company for 2007.
•	To transact such other business as may properly come before the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ CHARLES A. WOOTTON

Charles A. Wootton, Clerk

Damariscotta, Maine

March 23, 2007

Regardless of the number of shares you own, your vote is important.

Whether or not you expect to attend the meeting, the prompt return of your proxy will save follow-up expenses and assure the proper representation of your shares.

Please mark, date, sign, and promptly return the enclosed proxy,

using the postage-paid envelope provided.

You may revoke your proxy if you so desire at any time before it is voted.

Proxy Statement • Page 4

FIRST NATIONAL LINCOLN CORPORATION

Post Office Box 940, 223 Main Street, Damariscotta, Maine 04543

PROXY STATEMENT

Annual Meeting of Shareholders

To be Held Tuesday, April 24, 2007

This Proxy Statement is being furnished to shareholders of First National Lincoln Corporation (the “Company”), the parent company of The First, N.A. (the “Bank”), in connection with the solicitation of Proxies on behalf of the Board of Directors, to be used at the Annual Meeting of Shareholders of the Company to be held at The Samoset Resort, 220 Warrenton Street, Rockport, Maine 04856, on Tuesday, April 24, 2007, at 11:00 a.m. Eastern Daylight Time, and at any adjournment thereof for matters described in the Notice of Annual Meeting of Shareholders. This Proxy Statement is first being mailed to shareholders on March 23, 2007. This solicitation is made by the Company, which will bear the expenses thereof.

The Proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each Proxy received will be voted for the nominees for Directors described herein and for approval of the matters described below and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as Proxies. Any shareholder giving a Proxy has the power to revoke it at any time before it is exercised by (i) filing with the Clerk of the Company a written notice thereof (Charles A. Wootton, First National Lincoln Corporation, Post Office Box 940, 223 Main Street, Damariscotta, Maine 04543); (ii) submitting a duly executed Proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Clerk notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

Only shareholders of record at the close of business on February 14, 2007 (the “Voting Record Date”) will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 9,783,256 shares of Common Stock of the Company, $0.01 par value per share, issued and outstanding, and the Company had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented thereat.

PROPOSAL 1: FIX THE NUMBER OF DIRECTORS AT TEN

The Bylaws of the Company provide that the Board of Directors shall consist of not fewer than five (5) nor more than twenty-five (25) persons as determined by the Board prior to each Annual Meeting, with Directors serving for “staggered terms” of three years. A resolution of the Board of Directors adopted pursuant to the Company’s Bylaws has established the number of Directors at ten.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

TO RATIFY BOARD’S VOTE TO FIX THE NUMBER OF DIRECTORS AT TEN.

Proxy Statement • Page 5

PROPOSAL 2: ELECTION OF DIRECTORS

Set forth below is a list of the nominees for Directors of the Company as proposed by the Nominating Committee of the Board of Directors. In order to be a candidate for a Director of the Company, each individual must meet the following criteria:

•	Be a citizen of the United States.
•	Have the financial capacity to own and/or purchase the minimum equity interest in First National Lincoln Corporation as specified in the Company’s bylaws.
•	Be available to attend the monthly meetings of the Board of Directors and Board Committee meetings, as scheduled from time to time.
•	Be of good character and an experienced business professional.
•	Contribute to the range of talent, skill and expertise appropriate for the Board.
•	Have the ability and willingness to represent the interests of the Shareholders of the Company.
•	Meet any additional criteria that the Office of the Comptroller of the Currency may establish for Directors of a National Bank.

If any person named as nominee should be unwilling or unable to stand for election at the time of the Annual Meeting, the holder of the Proxy will vote for any replacement nominee or nominees recommended by the Board of Directors. Each person listed below has consented to be named as a nominee, and the Board of Directors knows of no reason why any of the nominees listed below may not be able to serve as a Director if elected.

The following are nominees for three-year terms as Director Expiring in 2010*

Randy A. Nelson (54) has served as a Director of the Company and the Bank since 2004. He currently is the Douglas Professor of Economics and Finance at Colby College, where he teaches corporate finance and economics. Prior to joining the faculty of Colby in 1987, he taught for eight years in the business school at the University of Delaware.

Mark N. Rosborough (58) has served as a Director of the Company and the Bank since completion of the mergers of FNB Bankshares (FNB) and its subsidiary into the Company and the Bank on January 14, 2005. Prior to the merger, Mr. Rosborough served as Chairman of the Board of Directors of FNB and its subsidiary. Mr. Rosborough is President of J. T. Rosborough Insurance Agency and Hancock Travel. He is also a partner in Rosborough Leasing, Rosborough Rentals, Penrose, 3 Dummies and TISA. He currently serves on the advisory council for two major insurance carriers, the MEMIC Advisory Board and the board of directors of the Open Door Recovery. He has served on the Ellsworth City Council, as well as the Ellsworth Chamber of Commerce and the American Red Cross for Hancock and Waldo Counties.

Stuart G. Smith (54) has served as a Director of the Company and the Bank since 1997. A resident of Camden, he and his wife, Marianne, own and operate Maine Sport Outfitters in Rockport, and the Lord Camden Inn and Bayview Landing in Camden. Mr. Smith is also on the board and part owner of the Mid Coast Recreation Center in Rockport, an indoor tennis and ice skating facility, and is a member and part owner in Breakwater Marketplace and the Rockland Harbor Park Center in Rockland.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR EACH OF THE NOMINEES FOR DIRECTOR.

* Directors’ ages are as of December 31, 2006.

Proxy Statement • Page 6

Directors Continuing in Office*

The following Directors’ terms will expire in 2008

Katherine M. Boyd (55) has served as a Director of the Company and the Bank since 1993. A resident of Boothbay Harbor, she owns the Boothbay Region Greenhouses with her husband. Ms. Boyd is Secretary of the YMCA of Maine Alliance and is past President of the Boothbay Region YMCA.

Carl S. Poole, Jr. (61) has served as a Director of the Company since its organization in 1985 and has served as a Director of the Bank since 1984. Mr. Poole was President, Secretary and Treasurer of Poole Brothers Lumber, a lumber and building supply company with locations in Damariscotta, Pemaquid and Boothbay Harbor, Maine until the sale of the company in October 2005.

David B. Soule, Jr. (61) has served as a Director of the Company and the Bank since 1989. Mr. Soule has been practicing law in Wiscasset since 1971. He served two terms in the Maine House of Representatives, is a past President of the Lincoln County Bar Association and is a former Public Administrator, Lincoln County. He also serves as Trustee of the Wiscasset Public Library and has served as Selectman, Planning Board Chair and other volunteer positions with the Town of Westport.

Bruce B. Tindal (56) has served as a Director of the Company and the Bank since 1999. Mr. Tindal has been a licensed real estate broker since 1974. Mr. Tindal formed and is owner of Tindal & Callahan Real Estate in Boothbay Harbor, which has been in operation since 1985. He currently serves on the Board of Directors of the St. Andrews Village Association, a subsidiary of St. Andrews Hospital. Mr. Tindal is also a member of the National Association of Realtors, Council of Residential Specialists, Real Estate Buyers Agent Council and the Boothbay Harbor Rotary Club.

The following Directors’ terms will expire in 2009

Daniel R. Daigneault (54) has served as President, Chief Executive Officer and as a member of the Board of Directors of the Company and the Bank since 1994. Prior to being employed by the Bank, Mr. Daigneault was Vice President, Senior Commercial Loan Officer and Chief Financial Officer at Camden National Bank, Camden, Maine. He is a member of the American Bankers Association’s Government Relations Council and a member of the University of Maine Business School Advisory Board. Mr. Daigneault is past Chairman of the Maine Bankers Association and past President of the Boothbay Region YMCA Board of Trustees.

Robert B. Gregory (53) has served as a Director of the Company and the Bank since 1987 and has served as Chairman of both the Company and the Bank since September 1998. Mr. Gregory has been a practicing attorney since 1980, first in Lewiston, Maine and since 1983 in Damariscotta, Maine.

Tony C. McKim (39) joined the Company as Executive Vice President, Chief Operating Officer and as a member of the Board of Directors of the Company and the Bank upon completion of the mergers of FNB and its subsidiary into the Company and the Bank on January 14, 2005. Prior to the merger, Mr. McKim was President and Chief Executive Officer of FNB and its subsidiary. Mr. McKim is involved in several local associations including Camp Beech Cliff, Maine Seacoast Mission, Jackson Laboratory, the Acadian Football League and Maine Bankers Association.

There are no family relationships among any of the Directors of the Company. Except as set forth in the merger agreement between the Company and FNB, in which it was specified that Messrs. McKim and Rosborough and one additional person to be named later will be added to the Company’s Board of Directors, there are no arrangements or understandings between any Director and any other person pursuant to which that Director has been or is to be elected. No Director of the Bank or the Company serves as a Director on the board of any other corporation with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or that is subject to the reporting requirements of Section 15(d) of the Securities Exchange Act of 1934, or of any company registered as an investment company under the Investment Company Act of 1940, as amended.

* Directors’ ages are as of December 31, 2006.

Proxy Statement • Page 7

About the Board of Directors and Its Committees

As of the date of this Proxy Statement, First National Lincoln Corporation had a Board comprised of ten Directors. During 2006 there were 12 regular Board meetings, one special meeting and one Annual Meeting. The Board’s Attendance Policy states that all members of the Board are strongly encouraged to attend each meeting of the Board and Committees on which they serve. Attendance has always been excellent by all Directors and therefore no disciplinary action has had to be taken. All Directors attended at least 75% of Board meetings and meetings held by Committees of which they were members in 2006, and the aggregate attendance at Board and Committee meetings by all members of the Board of Directors in 2006 was in excess of 90%. All Directors are expected to attend the 2007 Annual Meeting of Shareholders, and all Directors except for Mr. McKim were in attendance at the 2006 Annual Meeting.

Audit Committee. The members of the Company’s Audit Committee are David B. Soule, Jr., Chairman, Randy A. Nelson and Mark N. Rosborough. This committee met four times during 2006. The Company’s Audit Committee receives and reviews reports on examinations and accounting audits of the Company, and works to ensure the adequacy of operating practices, procedures and controls. The Company’s Board of Directors has adopted a written charter for the Company’s Audit Committee, which was published in the Company’s 2004 Annual Proxy Statement. The 2006 report of the Audit Committee can be found on page 25 of this document.

Compensation Committee. The members of the Company’s Compensation Committee are Stuart G. Smith-Chair, Carl S. Poole, Jr., Mark N. Rosborough and Bruce B. Tindal. This committee did not meet in 2006. The Company’s Compensation Committee is responsible for administering the 1995 Stock Option Plan, which provides for grants of incentive stock options to purchase Company common stock. At present, there are no options available for issuance under the Stock Option Plan.

Nominating Committee. The members of the Company’s Nominating Committee are Stuart G. Smith-Chair, Carl S. Poole, Jr. and Mark N. Rosborough. This committee met once during 2006. As stated in the Nominating Committee Charter adopted on February 19, 2004, the Company’s Nominating Committee is responsible for the nomination of Board of Director members, establishing the tenure and the retirement policies for members of the Board of Directors and reviewing the Board of Directors’ overall effectiveness. Each of the members of the Nominating Committee is independent as defined under the listing standards of the NASDAQ stock market.

Compensation Committee. The Company’s Compensation Committee is a standing committee of the Bank’s Board of Directors since all executive compensation is paid by the Bank. The Committee consists of Stuart G. Smith-Chair, Carl S. Poole, Jr., Mark N. Rosborough and Bruce B. Tindal. This committee met once during 2006. None of the members of this committee or Executive Officers of the Company serve on a similar committee or Board of any other public company. The function of this committee is to establish the compensation of the Chief Executive Officer and to review and approve the compensation of other senior Executive Officers. The Compensation Committee Charter is included as Appendix A to this Proxy Statement.

In addition to the Compensation Committee, there are five other standing committees of the Bank’s Board of Directors: Executive, Audit, Asset/Liability, Trust and Directors’ Loan. Certain members of Management also serve on some committees of the Bank.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During 2006, Directors, Poole, Smith, Rosborough and Tindal served as members of the Compensation Committee. No member of the Committee was, or ever has been, an officer or employee of the Company or the Bank. All Committee members are customers of and engage in transactions with the Bank in the ordinary course of business. As described in the section entitled “Certain Relationships and Related Transactions”, all loans to such individuals were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of Management, did not involve more than the normal risk of collectability or present other unfavorable features.

Proxy Statement • Page 8

Director Independence

The Board reviewed the independence of the Company’s Directors in January 2007 on the basis of the standards adopted by the NASDAQ. In this review, the Board considered transactions and relationships between each Director, (and any member of his or her immediate family) and the Company or the Bank and between certain entities in which any Director or any immediate family member has certain interests, on the one hand, and the Company or the Bank, on the other hand. The purpose of this review was to determine which of such transactions or relationships were inconsistent with a determination that the Director is independent under the NASDAQ rules. As a result of the review, the Board affirmatively determined that as of January 2007 all of the Directors are independent of the Company and the Bank under the NASDAQ rules with the exception of President Daigneault, EVP McKim and Chairman Gregory.

Audit Committee Financial Expert

Pursuant to Section 407 of the Sarbanes-Oxley Act of 2002 and Item 306 of Regulation S-K promulgated by the Securities and Exchange Commission, the Company is required to disclose whether it has at least one “Financial Expert” serving on its Audit Committee, and if so, the name of the expert and whether the expert is independent of Management. A company that does not have an Audit Committee Financial Expert must disclose this fact and explain why it has no such expert.

At the present time, the Company’s Audit Committee does not have a member who meets the Securities and Exchange Commission’s complete definition of a financial expert. It is the opinion of the Company’s Board of Directors, however, that the Company addresses its audit functions with a depth of penetration and rigor that meets the intent of the requirements of the Sarbanes-Oxley Act for the following reasons:

•

The Company is a one-bank holding company owning all of the capital stock in The First, N.A. (“the Bank”). All Directors of the Bank meet the requirements and qualifications imposed by the Office of the Comptroller of the Currency, the Bank’s principal regulator, which conducts regular supervisory examinations of the Bank. In addition to requiring knowledge of the banking industry and financial regulatory system, these qualifications require a “background, knowledge, and experience in business or another discipline to oversee the Bank.”

•

All members of the Audit Committees of the Bank and the Company are independent Directors, as defined by the Securities and Exchange Commission and NASDAQ. Two of the members operate their own businesses and have knowledge of accounting for both their own businesses as well as for the Bank and the Company. The third member of the Committee has a PhD in Economics and is a Chaired Professor of Economics and Finance. The members of the Audit Committee have considerable experience as Directors of the Bank and the Company.

•

Internal audit work of the Bank and the Company is outsourced to a professional firm which conducts all internal audits except for loan review, for which a second professional firm performs quality control loan review. Both firms provide detailed quarterly reports to the Audit Committee and the Directors’ Loan Committees, respectively.

•

The Bank is a highly regulated entity which undergoes regular and thorough examination by the Office of the Comptroller of the Currency, with additional oversight by the Federal Deposit Insurance Corporation. The Company is a “Financial Holding Company” as defined by the Federal Reserve Board and as such is regulated and regularly examined by the Federal Reserve Board.

The Company also continuously reviews, at its own initiative, the expertise of the members of its Board of Directors and its Audit Committee.

Code of Ethics

The Company’s Code of Ethics for Senior Financial Officers, which was adopted by the Board of Directors on June 19, 2003, and the Company’s Code of Business Conduct and Ethics, which was adopted by the Board of Directors on April 15, 2004, are incorporated in the Company’s 2006 Annual Report on Form 10-K as Exhibits 14.1 and 14.2, respectively. They are available on the Company’s website, and a copy may be obtained, free of charge, by written request to the Company.

Proxy Statement • Page 9

Security Ownership of Directors, Management and Principal Shareholders

The following table sets forth the number of shares of common stock of the Company beneficially owned as of February 14, 2007 by (i) each person known by the Company to own beneficially more than 5.0% of the Company’s common stock, (ii) each current Director of the Company and nominee for a position on the Board, (iii) the named Executive Officers, and (iv) all Executive Officers and Directors of the Company as a group. Except as otherwise indicated below, each of the Directors, Executive Officers and shareholders owning more than five percent of the Company’s stock has sole voting and investment power with respect to all shares of stock beneficially owned as set forth opposite his or her name. There were no owners of 5.0% or more of the Company’s outstanding common stock as of February 14, 2007.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner				Percent of Class
Common Stock	Katherine M. Boyd	32,905(1)	4,925(2)			*
Common Stock	Daniel R. Daigneault	175,754(1)	10,000(2)	4,680(3)	17,000(5)	2.12%
Common Stock	Robert B. Gregory	30,147(1)	10,324(2)	1,920(3)	4,250(6)	*
Common Stock	Tony C. McKim	83,477(1)				*
Common Stock	Randy A. Nelson	1,749(1)				*
Common Stock	Carl S. Poole, Jr.	274,368(1)	2,640(2)			2.83%
Common Stock	Mark N. Rosborough	116,082(1)	4,642(2)	3,071(7)	3,321(8)	1.37%
		3,621(9)	3,621(10)
Common Stock	Stuart G. Smith	91,089(1)	456(2)			*
Common Stock	David B. Soule, Jr.	15,209(1)	3,500(2)	225(4)		*
Common Stock	Bruce B. Tindal	22,177(1)	1,000(2)			*
Common Stock	F. Stephen Ward	45,649(1)	17,500(5)			*
Common Stock	Charles A. Wootton	391(1)	20,000(5)			*
Common Stock	Ronald J. Wrobel	17,645(1)				*
Total Ownership of all Directors and Executive Officers as a Group 1,072,421 10.96%

(1) Direct holdings including sole ownership, joint ownership, DRIP, ESPP and 401(k) Shares

(2) Spouse’s holdings

(3) Children’s holdings

(4) Company’s holdings

(5) Vested options

(6) Trustee for First Fruit Foundation

(7) Trustee for Kaylie Rosborough TR

(8) Trustee for Ashley Rosborough TR

(9) Trustee for Anna Batchelor TR

(10) Trustee for Sam Batchelor TR

* Less than one percent of total outstanding shares

Proxy Statement • Page 10

Executive Officers

Each Executive Officer of the Company and the Bank is identified in the following table, which also sets forth their respective offices and periods served as an Executive Officer of the Company or the Bank.

Name	Office & Position	Period Served
Daniel R. Daigneault	President & Chief Executive Officer of the Company and of the Bank	1994 to date
Tony C. McKim	Executive Vice President & Chief Operating Officer of the Company and the Bank	2005 to date
F. Stephen Ward	Executive Vice President & Chief Financial Officer of the Company and the Bank	1993 to date
Charles A. Wootton	Executive Vice President and Clerk of the Company, Executive Vice President, and Senior Loan Officer of the Bank	2000 to date
Jeffrey C. Dalrymple	Senior Vice President, Senior Business Relationship Officer of the Bank	2005 to date
Richard M. Elder	Senior Vice President, Retail Services of the Bank	2002 to date
Michael T. Martin	Senior Vice President and Credit Administration Officer of the Bank	1993 to date
Susan A. Norton	Senior Vice President, Human Resources and Compliance Officer of the Bank	2002 to date
Ronald J. Wrobel	Senior Vice President of Operations of the Bank	2005 to date

Daniel R. Daigneault (54) has served as President, Chief Executive Officer and as a member of the Board of Directors of both the Company and the Bank since 1994. Prior to being employed by the Company and the Bank, Mr. Daigneault was Vice President, Senior Commercial Loan Officer and Chief Financial Officer at Camden National Bank, Camden, Maine.

Tony C. McKim (39) joined the Company as Executive Vice President, Chief Operating Officer and as a member of the Board of Directors of the Company and the Bank with the merger of FNB Bankshares on January 14, 2005. Prior to the merger, Mr. McKim was President and Chief Executive Officer of FNB Bankshares and The First National Bank of Bar Harbor beginning in 2000.

F. Stephen Ward (53) has served as Treasurer & Chief Financial Officer of the Company since 1994 and as Chief Financial Officer of the Bank since 1993. In 2005, Mr. Ward was promoted to Executive Vice President. Mr. Ward has been employed by the Bank since 1990 and served as Assistant Vice President and Marketing Officer from 1990 to 1993. From 1978 to 1990 Mr. Ward was employed by Down East Enterprises, Inc.

Charles A. Wootton (50) has been employed by the Bank since January 2000. In 2001, Mr. Wootton was promoted to Senior Vice President of Banking Services and Senior Loan officer. In 2005, Mr. Wootton was promoted to Executive Vice President. From 1981 to 2000 Mr. Wootton was employed by Camden National Bank, serving as branch manager, commercial loan and business development officer, becoming Vice President responsible for branch administration in 1996.

Jeffrey C. Dalrymple (51) has been employed by the Bank since January 2005 when the Bank merged with First National Bank of Bar Harbor. Mr. Dalrymple is currently Senior Vice President, Senior Business Relationship Officer in Bar Harbor. Prior to joining The First National Bank of Bar Harbor in 1998, Mr. Dalrymple was employed by Key Bank.

Richard M. Elder (41) has been employed by the Bank since 1993. In 2001 Mr. Elder was promoted to Vice President of Retail Services and in 2005, Mr. Elder was promoted to Senior Vice President. Mr. Elder previously served as Manager of the Bank’s Boothbay Harbor branch and Senior Commercial Loan Officer.

Michael T. Martin (51) has been employed by the Bank since 1993 and was promoted to Senior Vice President for Credit Administration in 2001. He was employed by Fleet Bank from 1980 to 1992 and by Canal National Bank from 1977 to 1980. His primary responsibilities were in Loan Review and Credit Administration.

Proxy Statement • Page 11

Susan A. Norton (46) has been employed by the Bank since 1992 and was promoted to Senior Vice President, Human Resources and Compliance in 2005. Ms. Norton has also served as Assistant Compliance Officer and Education Officer. She also holds the position of CRA Officer as well as being the Compliance Officer for the Company.

Ronald J. Wrobel (49) has been employed by the Bank since January 2005 when the Bank merged with First National Bank of Bar Harbor. Mr. Wrobel is currently Senior Vice President of Operations. Prior to joining The First National Bank of Bar Harbor in 1992, Mr. Wrobel was employed by KPMG Peat Marwick in Portland, Maine.

* Executive Officers’ ages are as of December 31, 2006.

There are no family relationships among any of the Executive Officers, nor are there any arrangements or understandings between any Executive Officer and any other person pursuant to which that Executive Officer has been or is to be elected.

Director and Executive Officer Transactions with the Company

The Federal Reserve Act permits the Bank to contract for or purchase property from any of its Directors only when such purchase is made in the regular course of business upon terms not less favorable to the Bank than those offered by others unless the purchase has been authorized by a majority of the Board of Directors not interested in the transaction. Similarly, the Federal Reserve Act prohibits loans to Executive Officers of the Bank unless such loans are on terms not more favorable than those afforded other borrowers and certain other prescribed conditions have been met.

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with Directors, Officers and principal shareholders of the Company and their affiliates. All such transactions have been made upon substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others. In the opinion of Management, such loans have not involved more than the normal risk of collectibility nor have they presented other unfavorable features. The total amount of loans outstanding at December 31, 2006 to the Company’s Directors, Executive Officers and their affiliates was $18,695,282, which constituted 2.23% of the Bank’s total loans outstanding at that date.

Proxy Statement • Page 12

Compensation Discussion and Analysis

The Compensation Committee of the Board of Directors of First National Lincoln Corporation oversees the Company’s executive compensation program. The committee consist solely of “independent Directors”, i.e., those Directors who are neither officers or employees of the Company or its subsidiaries nor have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment to carry out the responsibilities of a Director and who are otherwise “independent” under the rules of the NASDAQ Stock Market, Inc.

The Committee has the direct responsibility to:

1.

Review corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer (“CEO”), evaluate the CEO’s performance in light of those goals and objectives and determine the CEO’s compensation level based on this evaluation. The corporate goals are established jointly between the Compensation Committee and the CEO and are driven by the Company’s strategic plan and annual operating budget. In addition to the Company-wide goals, the Committee and the CEO jointly agree on individual performance goals for the CEO. Examples of these goals include the Company’s earnings targets, and loan and deposit growth objectives as well as specific individual goals such as implementing components of the approved strategic plan and leadership development.

2.	Approve the compensation of all other Executive Officers of the Company with recommendation and input from the CEO.
3.	Approve grants, awards and issuances under, or any material amendment of, any stock option or other similar plan.
4.

In consultation with Management, oversee regulatory compliance with respect to compensation matters, including overseeing the Company’s policies on structuring compensation programs to preserve tax deductibility and, as and when required, establish performance goals and certify that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code.

5.	Review and approve any severance or similar termination payments proposed to be made to any current or former Executive Officer of the Company, and any agreements providing such payments.

Philosophy of Our Executive Compensation Program

The Company recognizes its employees are the key component to the organization’s past performance and future success. Although well-developed products and services, being located in the right marketplace and having a stable or improving economy are all important to providing strong financial results, we believe that talented, dedicated employees ultimately separate an outstanding company from an average company. Compensation is one of the important facets of attracting, retaining and motivating employees to perform to their potential and beyond it. The Company’s senior Executive Officers provide the leadership and set the standard of expected performance for the Company as a team, and it is essential in meeting our goals that we attract and retain top performing individuals to these positions.

Components of Our Executive Compensation Program

The elements of our executive compensation program are:

1.	The standard primary elements:
a.	base salary
b.	annual stakeholder cash bonus
c.	health insurance, life insurance and dental
d.	401(k) match and 401(k) profit sharing
e.	stock purchase plan at market prices
2.	Secondary optional elements:
a.	discretionary cash bonus
b.	stock option grant
c.	Company provided vehicle
d.	bank owned life insurance (BOLI split dollar benefit)
e.	supplemental executive retirement plan (SERP)

Proxy Statement • Page 13

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the Compensation Committee determines subjectively what it believes to be the appropriate level and mix of the various compensation components. The goal of our compensation program is the same as our goal for operating the Company – to create long-term value for our shareholders. Toward this goal, we have designed and implemented our compensation programs for our named executives to reward them for sustained financial and operating performance and leadership excellence, to align their interest with those of our shareholders and to encourage them to remain with the Company for long and productive careers. Most of our compensation elements simultaneously fulfill one or more of our performance, alignment and retention objectives. We combine the compensation elements for each executive in a manner we believe optimizes the executive’s contribution to the Company. The combination of which elements are used for named executives is determined by what similar executives are receiving at competing companies within our market area and what elements are the most appropriate given the executive’s responsibilities. The Company does not engage in any benchmarking of total compensation.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. When establishing base salaries for 2006, the Compensation Committee considered peer group data provided by two different surveys. These surveys are compiled independently by Berry, Dunn, McNeil & Parker and SNL Financial. These reports are available in the fall of each year and break the information down into various peer groups. The peer groups utilized by the Company are New England non-metropolitan banks. A variety of other factors, including the seniority of the individual, the level of the individual’s responsibility and the performance of the individual in meeting their 2006 goals, are used as well. The goals of the named Executive Officers other than the CEO are set jointly by the CEO and the named Executive Officer. These goals are aligned with the Company’s goals and individualized for the area of responsibility of the named executive. For example, the Senior Loan Officer has goals on loan growth targets and loan quality parameters. The CFO has goals on asset liability management, investment portfolio performance and quality of financial reporting. Generally, we believe that executive base salaries should be targeted above the midpoint of similar executive positions in comparable peer groups. As a high performing Company with consistent results in the upper quartile we believe that base salaries should be reflective of our performance within our industry. Base salaries are reviewed at least annually by our Compensation Committee and are adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Stakeholder Cash Bonus

In 1994, the Company instituted a formal performance-based compensation program called “Performance Compensation for Stakeholders”. The objective of the program is to align the performance of all employees with the Company’s short-term and long-term objectives. In 2006, total cash payout under this Stakeholder Performance Compensation program was 8.3% of the participating employees’ base salaries, and it was paid to all eligible employees. The aggregate payout is the weighted average payout for nine key performance indicators. The weight assigned to each indicator is based on the contribution that indicator makes toward revenues and/or net income. The key performance indicators for 2006 included loan volume, core deposit volume, net interest income, non-interest income, wealth management revenues, checking account openings, past-due loan percentage, non-accrual loan levels and efficiency ratio. These indicators and weights are prepared by Management and approved by the Board of Directors. The final payout percentage is approved by the Board at the end of the fiscal year. This payout was lower than in previous years primarily due to the fact that 2006 loan growth was less than prior years, net interest income was down and overall earnings were less.

The performance compensation program’s overall objective is to maximize the long-term viability of the Company and increase shareholder value. It addresses this by tying the performance payout to multiple goals which include profitability, growth, productivity and loan quality. The guiding principle is to reach a balance of profitability, growth, productivity and loan quality which should collectively have a positive impact on maximizing long-term shareholder value. The Committee believes that this performance based program provides a reward for high levels of current performance without sacrificing the achievement of long-term goals.

Proxy Statement • Page 14

Each year specific key performance indicators are chosen along with company wide financial performance trigger levels.

401(k) and Other Benefits

The Company’s primary retirement plan is the 401(k) Plan. It is available to any employee who has attained the age of 21 and completed six months of continuous service. The Company typically provides a match at 50% of employee deferrals to the extent that the deferral does not exceed 6% of eligible compensation. In addition, an annual profit sharing component of 2% to 3% may also be paid. The Board makes a determination at the end of the fiscal year as to what if any amount is to be paid based on the financial performance of the Company for the current year. Employee contributions are 100% vested at all times, while employer contributions are vested over a five-year period. Upon termination of employment for any reason, a plan participant may receive his or her contribution account and earnings allocated to it, as well as the vested portion of his or her employer-matching account and earnings allocated to it. Non-vested amounts are forfeited and are used by the Bank to help defray plan administration expenses.

Stock Purchase Plan

The Company has a stock purchase plan available to all employees and Directors that provides an opportunity to purchase shares through payroll deduction. For Directors, they may elect to have up to 100% of their fees placed in the stock purchase plan. The purchase price is at the fair market value of the shares without a commission as determined by the NASDAQ closing price on the day the shares are purchased.

Stock Options

The Company has a stock option plan that is administered by the Compensation Committee of the Board of Directors. The purpose of this plan is to grant options to executives to better align their interests through equity ownership with those of the shareholders. By having a portion of the executive’s compensation tied to the performance of the Company’s stock, the individual will be rewarded for maximizing long term shareholder value. Stock options also focus on a mid- to long-term outlook which serves as a good balance to the short-term rewards of the stakeholder bonus program.

Stock options are also intended to encourage an executive to remain with the Company. The plan has a vesting schedule which takes up to five years before the executive is fully vested in the stock option grant. The grants do not have to be exercised until the tenth anniversary of the grant. The amount of options granted reflects the executive’s position in the organization, level of responsibility, impact on the Company’s performance and actual performance in meeting individual performance goals.

This stock option plan expired in April 2005. Prior to the expiration date, all of the options available under the plan were granted, with the last awards being made in January 2005. In 2006, the Company did not have an active option program and therefore no grants were awarded.

Company Vehicle

Senior executives are provided mileage reimbursement for business travel when using their own vehicles. For certain named Executive Officers, a Company-owned vehicle may be provided subject to approval of the Compensation Committee. The non-business use of the vehicle is taxable income to the executive. In 2006 the three executives with company provided vehicles were CEO Daigneault, CFO Ward and EVP Wootton.

Bank Owned Life Insurance

The Company may purchase a single-premium life insurance policy on the life of an executive with a split dollar benefit between the Company and the executive’s estate. The Company believes that BOLI is a good investment option for the Company and also provides key man protection upon the untimely death of a senior executive. The cash surrender value is an asset of the Company.

Discretionary Cash Bonus

In addition to the Stakeholder Bonus Program, the Company from time to time will establish a discretionary cash bonus pool. The objective of this pool is to provide additional cash bonuses to employees and named executives who have had an outstanding year of performance and/or who had an extraordinary accomplishment

Proxy Statement • Page 15

during the year. Any cash bonus from the pool to any named Executive Officer requires the approval of the Compensation Committee. Outstanding performance reflected in prior year discretionary cash bonus included above budget growth in net income, loan growth and non-interest income revenue growth exceeding annual budget. In addition, bonuses may be paid for things such as a successful technology conversion and as in 2004, for successful negotiations of the merger with FNB Bankshares.

Supplemental Executive Retirement Plan

The Bank also sponsors an un-funded, non-qualified supplemental retirement plan established in 1997 for certain Executive Officers. The plan provides supplemental retirement benefits payable in installments over 20 years upon retirement or death. The costs for this plan are recognized over the service lives of the participating Executive Officers. As of December 31, 2006, only two active executives (CEO Daigneault and CFO Ward) were participants in the plan. The projected retirement benefit for Mr. Daigneault, assuming he remains employed by the Bank until normal retirement age of 65, is $169,329 per year, with such payments beginning in the year 2017. The projected retirement benefit for Mr. Ward, assuming he remains employed by the Bank until normal retirement age of 65, is $61,127 per year, with such payments beginning in the year 2018. The benefits are capped at the above amounts and are subject to being substantially less should the named Executive Officer not remain employed until the normal retirement age of 65. The plan also contains a restrictive covenant that may result in the Executive Officer forfeiting all accrued benefits should he accept employment with a competing financial institution within five years after his termination of employment with the Company.

Severance and Change of Contract Benefits

The Company does not have any employment agreements with any of the executives of the Company. The Company also does not have a severance program for employees and executives, except for three of the senior executives who entered into such agreements while employed by FNB Bankshares; Messrs McKim, Wrobel and Dalrymple.

As a result of not having employment agreements with the Company’s executives, the Company does not have any formal change-of-control benefits except for those in favor of the three aforementioned FNB Bankshares executives.

Under the FNB Bankshares Continuity Agreements assumed by the Company in the merger, as subsequently amended in 2006 by agreement between the Company and such executives, a provision exists that if the executive’s employment is terminated by the Company other than a) for Cause or b) upon the death of the executive or c) if the executive terminates for Good Reason as defined in the agreement, the executive shall receive a severance in a single lump sum. The amount of the severance payment is on a declining scale over a ten-year period that commenced in January 2005. Should another change-of-control take place under this amended Continuity Agreement, the executive shall be paid the amount set forth in his agreement based on the declining schedule.

In the event of a change of control, the non-vested portion of outstanding stock option grants will become fully vested upon the change of control. In addition, for the two active executives covered under the SERP (being CEO Daigneault and CFO Ward) their defined benefits under the SERP shall become fully vested upon a change of control.

Proxy Statement • Page 16

Compensation of Chief Executive Officer and Named Executive Officers

Base Salary

In fiscal 2006, CEO Daigneault’s annual base salary was $300,000. This represents a modest $10,000 or 3.45% increase above his 2005 base of $290,000. For the year ended December 31, 2005, the Company posted outstanding performance results with a 14.0% increase in earnings per share on a fully diluted basis and a return on average tangible equity of 17.81%. The year 2005 also reflected the increased asset size of the Company with total assets increasing from $634 million at year end 2004 to $1.04 billion as of December 31, 2005. This increase was a combination of the merger with FNB Bankshares and strong organic growth. President Daigneault was also very successful in meeting his 2005 performance goals and objectives. The primary objective was the successful integration of FNB Bankshares into FNLC. Other objectives included technology system conversions, meshing of policies from both companies, integration of lending cultures, identification and implementation of cost savings and organic growth within the expanded footprint. Despite this strong performance, the modest increase was a reflection of the Company’s objective of controlling expenses in 2006 in anticipation of a very challenging year due to the anticipated interest rate environment and weakening economy. Base salary increases for other named executives were modest as well for the same reasons.

Stakeholder Cash Bonus

The stakeholder bonus, which is for all eligible employees, produced a bonus payout of 8.3% for the year ended December 31, 2006. This payout was considerably less than the 15% paid out for the year ended 2005. The financial results for the Company were strong compared to other Maine-based banks but not as good as prior years, hence the lower calculated payout. The 8.3% payout for CEO Daigneault was also the amount of the bonus paid to the other named Executive Officers employed as of December 31, 2006. The bonus was actually distributed in January 2007.

Other Compensation

In 2006, there were no unusual compensation items other than the normal ones detailed in the accompanying compensation table for CEO Daigneault, CFO Ward and EVP Wootton. The non-qualified retirement plan amount for President Daigneault and CFO Ward represent the required accounting accruals under the Supplemental Executive Retirement Plan and do not constitute cash payments.

For EVP McKim and SVP Wrobel, payments were made to them in consideration for their consent to amend the Continuity Agreements they carried forward from their employment with FNB Bankshares. As consideration for signing the amendment, an amount equal to 10% of the potential lump sum payment as defined in the agreement was paid in cash to the named executive.

Former Managing Principal of First Advisors Lay opted to leave the employ of the Company in August 2006 and collected $242,122 under the terms of his Continuity Agreement.

Proxy Statement • Page 17

Executive Compensation

The following Summary Compensation Table sets forth the cash and non-cash compensation for each of the last three fiscal years earned by the Principal Executive Officer, the Principal Financial Officer as well as the three other highest paid active Executive Officers and Mr. Lay whose salary and bonus in 2006 exceeded $100,000. The Company made no Stock Awards and had no Non-Equity Incentive Plans in the last three fiscal years.

Name and Principal Position[1]	Year	Salary ($)	Bonus[2] ($)	Option Awards[3] ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings[4] ($)	All Other Compensation[5] ($)	Total ($)
Daniel R Daigneault	2006	300,000	24,900	-	76,048	16,960	417,908
President	2005	290,000	43,500	66,150	54,314	14,937	468,901
Principal Executive Officer	2004	275,000	127,250	-	52,290	16,642	471,182
F. Stephen Ward	2006	155,000	12,865	-	24,309	11,130	203,304
Executive Vice President	2005	145,000	21,750	22,050	17,239	13,607	219,646
Principal Financial Officer	2004	138,000	34,420	-	16,617	14,150	203,187
Tony C. McKim	2006	168,000	13,944	-	-	57,203	239,147
Executive Vice President	2005	157,027	23,554	-	-	7,400	187,981
Chief Operating Officer	2004	-	-	-	-	-	-
Charles A. Wootton	2006	145,000	12,035	-	-	9,179	166,214
Executive Vice President	2005	130,000	19,500	44,100	-	9,352	202,952
Senior Loan Officer	2004	123,500	30,865	-	-	13,303	167,668
Daniel M. Lay	2006	75,423	-	-	-	244,827	320,250
Managing Principal	2005	98,193	14,729	-	-	3,937	116,859
First Advisors	2004	-	-	-	-		-
Ronald Wrobel	2006	100,000	8,300	-	-	35,475	143,775
Senior Vice President	2005	97,000	14,005	-	-	3,724	114,729
Senior Operations Officer	2004	-	-	-	-	-	-

[1]

Compensation for Messrs. McKim, Lay and Wrobel is only listed for 2005 and 2006 as they became executives of the Company upon the merger transaction closed on January 14, 2005. Mr. Lay left the Company in 2006 and his compensation covers only the period during the year of his employment.

[2]

Bonuses are listed in the year earned and normally accrued. They may be paid in the following year. Under the Stakeholder Cash Bonus program, the named Executive Officers earned the same bonus paid to all employees, which amounted to 8.3% of base salary in 2006, 15.0% in 2005 and 19.0% in 2004. In 2004, the Company posted another year of record earnings with net income increasing 14.6% over the prior year. As a result, discretionary cash bonuses were paid in 2004 to Messrs. Daigneault, Ward and Wootton in the amount of $75,000, $8,200 and $7,400, respectively. There were no discretionary bonuses paid in 2005 or 2006.

[3]

The weighted average fair market value per share of options granted in 2005 was $4.41. The fair market value as disclosed in Note 1 to the Company’s Consolidated Financial Statements was estimated using the Black-Scholes option pricing model and the following assumptions: quarterly dividends of $0.12, risk-free interest rate of 4.20%, volatility of 25.81%, and an expected life of 10 years, the options’ maximum term. Volatility is based on the actual volatility of the Company’s stock during the quarter in which the options were granted. The risk free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve at the time of the option grant.

[4]	The amount shown represents the change in accrued liability in each of the years listed for the Supplemental Executive Retirement Plan detailed in the Pension Table.

[5]	All Other Compensation is detailed in the table below and includes the following:

401(k) Matching and Profit Sharing Contributions. In all years, the Company provided a match at 50% of

Proxy Statement • Page 18

employee deferrals to the extent that the deferral does not exceed 6% of eligible compensation. The Company also provides a profit-sharing contribution to employees who have been employed one year or more. This was 2.0% of base salary in 2006 and 2005 and 2.5% in 2004. All 401(k) match and profit share contributions are subject to the IRS regulations that govern the maximum amount of an officer’s earnings which are eligible to be considered for the match and profit share components of compensation.

Company-Owned Vehicle. The amounts shown represent the value of personal use for Company-Owned vehicles by the named executives.

Economic Value of Life Insurance. This represents the value of the named executives’ portion of policies provided by Life Insurance Endorsement Split Dollar Plan agreement for Bank Owned Life Insurance.

Continuity Agreement Payments. As a result of the FNB merger, the Company assumed certain Employment Continuity Agreements with Messrs. McKim, Lay, and Wrobel, which provide that if the employment of the Executive Officer is terminated, or the Executive Officer elects to resign, within 24 months following the merger, the executive will receive a lump sum severance payment equal to 299% of his base salary as of December 31, 2004, provided that if such payment, alone or together with other payments the executive is entitled to receive on account of a change in control (as defined therein) would constitute a “parachute payment” under federal income tax law, the payment would be reduced to the largest amount that would not be subject to the excise tax applied to parachute payments. Under the terms of the Employment Continuity Agreements, as amended, each executive agrees that if he receives payments thereunder he will not accept employment with any financial institution which has an office or branch in any of Knox, Lincoln, Hancock or Washington counties, Maine for a period of one year from the date of his termination or resignation. On January 25, 2006, an amendment to the agreements of Messrs. McKim and Wrobel removed the executive’s right to receive the above stated lump sum severance payment if he elects to resign, in exchange for an amount equal to 10% of the lump sum severance payment as defined above. In addition, the executive will be entitled to a lump sum severance payment for a period of up to ten years from January 14, 2005, if the employment of the executive is terminated by the Company. The amount of this lump sum severance payment will decrease by 10% each year until the end of the ten-year period. The amount shown for Messrs. McKim and Wrobel represents 10% of the lump sum severance payment as provided for in the amendment. Mr. Lay opted not to amend his Continuity Agreement and left the employ of the Company in August 2006 and collected $242,122 under the terms of his Employment Continuity Agreement.

Name and Principal Position	Year	401k Matching Contribution ($)	401k Profit-Sharing Contribution ($)	Company-Owned Vehicle ($)	Economic Value of Life Insurance ($)	Continuity Agreement Payments ($)
Daniel R Daigneault	2006	6,600	4,400	5,128	832	-
	2005	6,300	4,200	3,640	797	-
	2004	6,150	5,125	4,600	767	-
F. Stephen Ward	2006	4,650	3,100	2,800	580	-
	2005	4,514	3,335	5,200	558	-
	2004	4,140	4,281	5,200	529	-
Tony C. McKim	2006	6,432	4,288	-	83	46,400
	2005	4,281	2,853	-	266	-
	2004	-	-	-	-	-
Charles A. Wootton	2006	4,935	3,290	954	-	-
	2005	3,658	2,990	2,704	-	-
	2004	3,706	4,397	5,200	-	-
Daniel M. Lay	2006	2,705	-	-	-	242,122
	2005	1,763	1,964	-	210	-
	2004	-	-	-	-	-
Ronald Wrobel	2006	4,306	2,870	-	99	28,200
	2005	2,015	1,343	-	366	-
	2004	-	-	-	-	-

Proxy Statement • Page 19

Stock Options

On December 15, 1994, the Company’s Board of Directors adopted a Stock Option Plan (the “Option Plan”) for the benefit of officers and other full-time employees of the Company and the Bank. This plan was approved by the Company’s shareholders at the 1995 Annual Meeting. Under the Option Plan, 600,000 shares (subject to adjustment to reflect stock splits and similar events) are reserved from the authorized but unissued common stock of the Company for future issuance by the Company for exercise of stock options granted to certain key employees of the Company and the Bank from time to time. The purpose of the Option Plan is to encourage the retention of such key employees by facilitating their purchase of a stock interest in the Company. The Option Plan is intended to provide for the granting of incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) to employees of the Company or the Bank.

The Option Plan is administered by the Compensation Committee of the Company’s Board of Directors, which is comprised solely of Directors who are ineligible to receive grants of stock options under the Option Plan and who have not received grants of options within the 12 months preceding their appointment to the Compensation Committee. The Compensation Committee selects the employees of the Bank and the Company to whom options are to be granted and designates the number of options to be granted. The Option Plan may be amended only by the vote of the holders of a majority of the Company’s outstanding common stock if such amendment would increase the number of shares available for issuance under the Option Plan, change the eligibility criteria for grants of options under the Option Plan, change the minimum option exercise price or increase the maximum term of options. Other amendments may be effected by the Compensation Committee.

Employees selected by the Compensation Committee receive, at no cost, options under the Option Plan. The option exercise prices are equal to or exceed the fair market value of the shares on the date of the grant, and no option is exercisable after the expiration of ten years from the date it is granted. The fair market value of the shares is determined by the Compensation Committee as specified in the Option Plan. The optionee cannot transfer or assign any option other than by will or in accordance with the laws of descent and distribution, and the option may be exercised only by the employee during the employee’s lifetime. After an employee’s death, options may be exercised by the employee’s estate or heirs up to one year following the date of death. Code Section 422 limits option grants by providing that during the term of the Option Plan, no grant may be made to any employee owning more than 10% of the Company’s outstanding shares unless the exercise price is at least 110% of the underlying shares’ fair market value and such option is not exercisable more than five years following the option grant. The aggregate fair market value of the stock for which any employee may be granted incentive stock options which are first exercisable in any calendar year may generally not exceed $100,000.

While generally no options may be exercisable before the second anniversary of the grant date, in the event of a change in control involving the Company all options (other than those held by officers or Directors of the Company or the Bank for less than six months) shall become immediately exercisable. Also, an employee whose employment is terminated in connection with or within two years after such a change in control event shall be entitled to exercise all options for up to three months following the date of termination; provided that options held by officers or Directors shall not be exercisable until six months after the grant date. Employees whose services are terminated, other than following a change in control as described above, shall thereupon forfeit any options held; provided, however, that following termination due to disability an employee shall be entitled to exercise options for up to one year (provided, further, that officers may exercise only with respect to options held for at least six months).

The Company receives no monetary consideration for the granting of incentive stock options. Upon exercise, the Company receives a cash payment from optionees in exchange for shares issued. No federal income tax consequences are incurred by the Company at the time incentive stock options are granted or exercised, unless the optionee incurs liability for ordinary income tax treatment upon exercise of the option, as discussed below, in which event the Company would be entitled to a deduction equal to the optionee’s ordinary income attributable to the options. Provided the employee holds the shares received on exercise of a stock option for the longer of two years after the option was granted or one year after it was exercised, the optionee will realize capital gains income (or loss) in the year of sale in an amount equal to the difference between the sale price and the option exercise price paid for shares. If the employee sells the shares prior to the expiration of the period, the employee realizes ordinary income in the year of disposition equal to the difference between the fair market value of the shares on the date of exercise and the exercise price and capital gains income (or loss) equal to the difference (if any) between the sale price of the shares and the fair market value of the shares on the date

Proxy Statement • Page 20

of exercise. In addition to the tax consequences discussed above, the excess of the option price over the fair market value of the optioned stock at the time of option exercise is required to be treated by an incentive optionee as an item of tax preference for purposes of the alternative minimum tax.

As a result of the FNB merger, options to acquire 40,630 FNB shares were converted in accordance with the merger agreement into options to acquire an aggregate of 95,479 common shares of FNLC at a purchase price of $3.80 per share, all of which were fully vested at the date of the merger. As of December 31, 2006, all of these shares had been exercised by the optionees.

The following table of Outstanding Equity Awards at Fiscal Year End presents all options granted to the named Executive Officers that were unexercised as of December 31, 2006. The Company had no stock awards or equity incentive plan awards in the years presented.

	Options Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Daniel R Daigneault	12,000	-	$6.17	12/30/2009	None
	-	15,000	$18.00	1/18/2015
F. Stephen Ward	5,000	-	$3.42	1/16/2007	None
	6,000	-	$6.08	1/28/2008
	3,000	-	$7.50	1/7/2009
	6,000	-	$6.17	12/30/2009
	-	5,000	$18.00	1/18/2015
Tony C. McKim	-	-	-	-	None
Charles A. Wootton	7,500	-	$5.58	12/30/2009	None
	7,500	-	$5.50	12/27/2010
	-	7,500	$9.33	1/18/2012
	-	10,000	$18.00	1/18/2015
Daniel M. Lay	-	-	-	-	None
Ronald Wrobel	-	-	-	-	None

The following table of Options Exercised and Stock Vested presents the options exercised by named Executive Officers in 2006. The value realized on exercise is calculated by multiplying the number of shares acquired in exercise by the closing value per share on the day of exercise less the exercise cost per share. The Company had no outstanding stock awards in the years presented.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
Daniel R. Daigneault	60,000	$831,960	None
F. Stephen Ward	7,000	93,121	None
Tony C. McKim	-	-	None
Charles A. Wootton	-	-	None
Daniel M. Lay	-	-	None
Ronald Wrobel	-	-	None

The Company does not have Plan-Based Awards as part of its compensation program.

Proxy Statement • Page 21

Pension Plan

Although the 401(k) Plan is the Bank’s primary retirement plan, the Bank also sponsors an un-funded, non-qualified supplemental retirement plan for certain Executive Officers. The plan provides supplemental retirement benefits payable in installments over 20 years upon retirement or death. The costs for this plan are recognized over the service lives of the participating Executive Officers. The projected retirement benefit for Mr. Daigneault, assuming he remains employed by the Bank until normal retirement age of 65, is $169,329 per year, with such payments beginning in the year 2017. The projected retirement benefit for Mr. Ward, assuming he remains employed by the Bank until normal retirement age of 65, is $61,127 per year, with such payments beginning in the year 2018. The benefits are capped at the above amounts and are subject to being substantially less should the named Executive Officer not remain employed until the normal retirement age of 65. The Plan also contains a restrictive covenant that may result in the Executive Officer forfeiting all accrued benefits should he accept employment with a competing financial institution within five years after his termination of employment with the Company.

The following table of Pension Benefits shows the present value of accumulated benefits for the named Executive Officers:

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Daniel R. Daigneault	Supplemental Executive Retirement Plan	9.25	389,448	-
F. Stephen Ward	Supplemental Executive Retirement Plan	9.25	123,880	-
Tony C. McKim	-	-	-	-
Charles A. Wootton	-	-	-	-
Daniel M. Lay	-	-	-	-
Ronald Wrobel	-	-	-	-

The Company does not have Nonqualified Deferred Compensation as part of its compensation program.

Other Employee Benefits

The Bank provides all full-time employees with group life, health, and long-term-disability insurance through the Independent Bankers’ Trust of Maine and Bankers Health Trust. A Flexible Benefits Plan is available to all full-time employees after satisfying eligibility requirements and to part-time employees scheduled to work 20 or more hours a week.

Proxy Statement • Page 22

Director Compensation

In 2006, each of the outside Directors of the Bank, with the exception of the Chairman of the Board, received a Director’s fee in the amount of $700 for each meeting attended and $400 for each meeting attended of a committee of which the Director is a member. The Chairman of the Board received an annual fee of $28,000. In addition to meeting fees paid for meetings attended, the Chairman of the Executive Committee received a stipend of $6,000 and the Chairman of the Audit Committee received a stipend of $8,000. In addition to the above referenced fees, each of the outside Directors was reimbursed for 75% of the cost of his or her health insurance premiums. This reimbursement amount is slightly less than the average rate provided to employees of the Company. Certain Board members were also paid fees for consulting services and legal services, and such fees are on terms no more favorable to the recipient than are generally paid by the Bank for such services to other providers in the area. Fees and health insurance premiums paid by the Bank to its Directors as a group totaled $196,995.60 in 2006, but no fees are paid to Directors of the Company. Of the $196,995.60 paid to the outside Directors, 47.9% of this portion, exclusive of the health insurance premiums, was reinvested in the company through the Employee Stock Purchase Plan. President Daigneault and EVP McKim, who are the only Directors who are also employees of the Company, receive no additional compensation for serving on the Board of Directors of the Company or the Bank. The following table of Director Compensation details compensation paid to Directors in 2006.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Katherine M. Boyd	11,800	11,165	22,965
Robert B. Gregory	28,000	11,482	39,482
Randy A. Nelson	11,200	540	11,740
Carl S. Poole, Jr.	11,500	9,272	20,772
Mark N. Rosborough	13,000	8,592	21,592
Stuart G. Smith	17,000	6,727	23,727
David B. Soule	21,400	9,204	30,604
Bruce B. Tindal	13,000	13,114	26,114

Report of the Compensation Committee

March 15, 2007

To the Board of Directors of First National Lincoln Corporation:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by SEC Regulation SK, Item 402(b) with Management; and

Based on this review and discussions, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in the First National Lincoln Corporation’s Annual Report on Form 10-K and Proxy Statement on Schedule 14A.

/s/ CARL S. POOLE, JR.	/s/ MARK N. ROSBOROUGH
Carl S. Poole. Jr.	Mark N. Rosborough

/s/ STUART G. SMITH	/s/ BRUCE B. TINDAL
Stuart G. Smith	Bruce B. Tindal

Proxy Statement • Page 23

Performance Graph

Set forth below is a line graph comparing the five-year cumulative total return of $100.00 invested in the Company’s common stock (“FNLC”), assuming reinvestment of all cash dividends and retention of all stock dividends, with a comparable amount invested in the Standard & Poor’s 500 Index (“S&P 500”) and the NASDAQ Combined Bank Index (“NASD Bank”). The NASD Bank index is a capitalization-weighted index designed to measure the performance of all NASDAQ stocks in the banking sector.

	2001	2002	2003	2004	2005	2006
FNLC	100.00	147.47	240.76	258.88	268.48	264.11
S&P 500	100.00	77.90	100.24	111.12	116.59	135.00
NASD Bank	100.00	104.52	139.05	158.06	154.96	176.37

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s Directors, Executive Officers, and any person holding more than ten percent of the Company’s Common Stock file with the SEC reports of ownership changes, and that such individuals furnish the Company with copies of the reports.

Based solely on a review of the reports furnished to the Company, or written representations from reporting persons that all reportable transactions were reported,1 the Company believes that during the fiscal year ended December 31, 2006 the Company’s officers, Directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a).

_________________________

1 An issuer does not have an obligation to research or make inquiry regarding delinquent Section 16(a) filings beyond reviewing copies of the Forms 3, 4 and 5 received by the issuer. In addition, Item 405 of Regulation S-K provides that an issuer may rely on a written representation from an insider to the effect that no Form 5 was required to be filed.

Proxy Statement • Page 24

PROPOSAL 3: APPOINTMENT OF AUDITORS

Berry, Dunn, McNeil & Parker (BDMP) has served as independent auditor for the Company and the Bank since 1994. In the opinion of the Board of Directors, the reputation, qualifications and experience of the firm make its reappointment appropriate for 2007.

It is the desire of the Board of Directors Audit Committee that the appointment of BDMP as independent auditors be ratified by the shareholders at the annual meeting. Representatives from BDMP will be present at the annual meeting of shareholders and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY RATIFY THE APPOINTMENT OF BERRY, DUNN, McNEIL & PARKER

AS INDEPENDENT AUDITORS FOR 2007.

ADDITIONAL INFORMATION

Disclosure of Audit Fees

Audit Fees

The aggregate fees billed for professional services rendered by the principal accountant, Berry, Dunn, McNeil & Parker (BDMP), for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Form 10-Q for the years ended December 31, 2006, and 2005 were $86,115 and $88,591, respectively.

Audit-Related Fees

The aggregate fees billed for assurance and related services rendered by BDMP related to the performance of the audit or review of the Company’s financial statements for the years ended December 31, 2006 and 2005 were $25,000 and $20,000, respectively. These services related to audit requirements under the Sarbanes Oxley Act of 2002 in both years and internal control reporting under FDICIA in 2004.

Tax Fees

The aggregate fees billed for professional services rendered by BDMP for tax compliance, tax advice and tax planning for the years ended December 31, 2006 and 2005 were $13,008 and$18,602, respectively. The nature of the services comprising the fees disclosed under this category are preparation of federal and state tax returns, preparation of short-year tax return for FNB, review of estimated tax payments, review of compliance with information reporting requirements and tax planning.

FNB Merger

The aggregate fees billed for services by BDMP in conjunction with the merger with FNB for the year ended December 31, 2005 were $7,655. These services related to the preparation of SEC filings for the merger. There were no merger-related expenses in 2006.

All Other Fees

The aggregate fees billed for services provided by BDMP, other than the services reported in the paragraphs above, for the years ended December 31, 2006 and 2005 were $8,071 and $5,845, respectively. The nature of the services comprising the fees disclosed under this category are employee benefit plan audits.

None of the services described in each of the paragraphs above were provided under the de minimis exception set forth in Rule 2-01 (c)(7)(i)(C).

Proxy Statement • Page 25

Report of the Audit Committee

March 8, 2007

To the Board of Directors of First National Lincoln Corporation:

The Audit Committee has reviewed and discussed with Management the Company’s audited financial statements as of and for the year ended December 31, 2006.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, promulgated by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, “Independence Discussions with Audit Committees,” as amended, by the Independence Standards Board, and has discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, the Audit Committee recommends to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Each of the members of the Audit Committee is independent as defined under the listing standards of the NASDAQ stock market.

The Company’s Audit Committee Charter, as adopted by the Board of Directors, was included in the 2004 Proxy Statement and can be accessed on the Company’s website at www.fnlc.com.

/s/ DAVID B. SOULE

David B. Soule, Audit Committee Chairman

/s/ MARK N. ROSBOROUGH

Mark N. Rosborough

/s/ RANDY A. NELSON

Randy A Nelson

Proxy Statement • Page 26

Information About Shareholder Proposals

If you wish to submit proposals to be included in the Company’s 2008 proxy statement for the 2008 Annual Meeting of Shareholders, the Company must receive them by December 31, 2007; pursuant to the proxy solicitation regulations of the SEC. SEC rules contain standards as to which shareholder proposals are required to be in the proxy statement. Any such proposal will be subject to 17 C.F.R. ss.240.14a-8 of the rules and regulations promulgated by the SEC.

In addition, under the Company’s Bylaws, if you wish to nominate a Director or bring other business before an annual meeting:

•	You must be a stockholder of record and have given timely notice in writing to the Clerk of the Company.
•	Your notice must contain specific information required in the Company’s Bylaws.

Shareholder Communication with the Board

Shareholders and other parties interested in communicating directly with the non-management Chairman of the Board or with other non-management Directors as a group may do so by writing to, Chairman, First National Lincoln Corporation, Post Office Box 940, 223 Main Street, Damariscotta, Maine 04543. The Board approved a process requiring that all such addressed correspondence be reviewed by the Secretary to the Board. The Board Secretary, upon review of the correspondence, will forward to the non-management Chairman all such correspondence that deals with the functions of the Board or committees thereof or that she determines requires the attention of the Board. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s Audit Committee Chairman in accordance with procedures established by the Audit Committee with respect to such matters.

Accessing Company Financial Statements and Reports and Online Information

An annual report to shareholders, including consolidated financial statements of the Company and its subsidiaries prepared in conformity with generally accepted accounting principles, is being distributed to all Company shareholders of record and is enclosed herewith. Shareholders may obtain a copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K, without charge. Written requests should be directed to F. Stephen Ward, Treasurer, at P.O. Box 940, Damariscotta, ME 04543. First National Lincoln Corporation’s website address is www.fnlc.com. All press releases, SEC filings and other reports or information issued by the Company are available at this website, as well as the Company’s Code of Ethics for Senior Financial Officers, the Company’s Code of Business Conduct and Ethics, Audit Committer Charter, Nominating Committee Charter, and Compensation Committee Charter.

Other Matters

The Annual Meeting is called for the purposes set forth in this notice. Management is not aware of any other matter that will come before the meeting. However, if any other business should come before the meeting, your Proxy, if signed and returned, will give to the persons designated in it discretionary authority to vote according to their best judgment. It is the intention of the persons named in the Proxy to vote pursuant to the Proxy in accordance with the recommendations of Management.

By Order of the Board of Directors

/s/ CHARLES A. WOOTTON

Charles A. Wootton, Clerk

Damariscotta, Maine, March 23, 2007

Proxy Statement • Page 27

Appendix A

Compensation Committee Charter

First National Lincoln Corporation

January 2007

Committee Membership

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of First National Lincoln Corporation (the “Company”) shall consist solely of “independent Directors”, i.e., those Directors who neither are officers or employees of the Company or its subsidiaries nor have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director and who are otherwise “independent” under the rules of the NASDAQ Stock Market, Inc. Members shall be appointed by the Board, shall serve at the pleasure of the Board and for such terms as the Board may determine.

Committee Purpose and Responsibilities

The Committee shall have the purpose and direct responsibility to:

1.   Review corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer (“CEO”), evaluate the CEO’s performance in light of those goals and objectives and determine the CEO’s compensation level based on this evaluation. In determining the long-term incentive component of CEO compensation, the Committee shall consider, among other factors, the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies as well as the awards given to the CEO in past years.

2.   Approve the compensation of all other Executive Officers of the Company with recommendation and input from the CEO.

3.   Approve grants, awards and issuances under, or any material amendment of, any stock option or other similar plan.

4.   In consultation with Management, oversee regulatory compliance with respect to compensation matters, including overseeing the Company’s policies on structuring compensation programs to preserve tax deductibility and, as and when required, establishing performance goals and certifying that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code.

5.   To review and approve any severance or similar termination payments proposed to be made to any current or former Executive Officer of the Company.

6.   Prepare an annual Report of the Compensation Committee on Executive Compensation for inclusion in the Company’s annual proxy statement in accordance with applicable SEC rules and regulations (Item 8 of Schedule 14A) and review the Compensation Discussion and Salary section proposed to be included in the Company’s annual report on Form 10-K.

7.	Prepare and issue the evaluation required under “Performance Evaluation” below.
8.	Report to the Board on a regular basis and not less than once per year.

9.   Perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time relating to the Company’s compensation programs.

Committee Structure and Operations

The Board shall designate one member of the Committee as the chairperson. The Committee shall meet at least once a year and perhaps more frequently, in conjunction with regularly scheduled meetings of the Board at regularly scheduled times and places determined by the Committee chairperson, with future meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its chairperson (NASDAQ contemplates that executive sessions of the independent Directors will occur at least twice a year and perhaps more frequently in conjunction with regularly scheduled board meetings). Members of the Committee may participate in a meeting of the Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other. The CEO may not be present during any voting or deliberations of the Committee regarding the CEO’s compensation.

Proxy Statement • Page 28

Delegation to Subcommittee

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee consisting of one or more members. In particular, the Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the Committee who are (i) “Non-Employee Directors” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as in effect from time to time, and (ii) “outside Directors” for the purpose of Section 162(m) of the Internal Revenue Code as in effect from time to time.

Performance Evaluation

The Committee shall prepare and review with the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this charter. The performance evaluation shall also recommend to the board any improvements to the Committee’s charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

Resources and Authority of Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants as it deems appropriate, without seeing approval of the Board or Management. With respect to compensation consultants retained to assist in the evaluation of Director, CEO or Executive Officer compensation, this authority shall be vested solely in the Committee.

Proxy Statement • Page 29

Specimen Proxy Card

NUMBER OF SHARES:
Shareholder	XXX

Address

City State & Zip	ACCOUNT # xxx

PROXY

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Daniel R. Daigneault and F. Stephen Ward as Proxies, each with power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of the Company held of record by the undersigned as of the close of business on February 14, 2007, at the Annual Meeting of Stockholders to be held on Tuesday, April 24, 2007, or at any adjournment thereof.

1. To ratify the Board of Directors’ vote to fix the number of Directors at ten.

oFor	oAgainst	oAbstain

2. To elect as directors of the Company, as proposed by the Board of Directors Nominating Committee the three persons listed for a three-year term:

Randy A. Nelson	Mark N. Rosborough	Stuart G. Smith
oVote for all Listed Nominees	oAuthority to Vote for Directors is Withheld
oVote for Listed Nominees Except the Following: __________________________________________

Instruction: to withhold authority to vote for any individual Nominee(s), write the name(s) of the Nominee(s) in the space provided above.

3. To ratify the Board of Directors Audit Committee’s selection of Berry, Dunn, McNeil & Parker as independent auditors for the Company for 2007.

oFor	oAgainst	oAbstain

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED ON BEHALF OF THE UNDERSIGNED STOCKHOLDER IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 1, 2, 3 AND 4 AND IN THE DISCRETION OF MANAGEMENT WITH RESPECT TO ANY OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

Please date and then sign exactly as name appears above. Only one joint tenant need sign. When signing as attorney, executor, administrator, trustee or guardian, or in any representative capacity, please give full title.

Date	2007	☐ Please check here if you plan to attend the
Shareholder Meeting at the Samoset in Rockport

Signature	Signature

Please mark this proxy and return in the enclosed self addressed stamped envelope.

Proxy Statement • Page 30